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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ___)*


                               ReadiCare, Inc.
- --------------------------------------------------------------------------------
                               (Name of Issuer)



                         Common Stock, $.01 par value
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  755276102
- --------------------------------------------------------------------------------
                                (CUSIP Number)





         Check the following box if a fee is being paid with this statement [x]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1746 (9-88)               PAGE 1 OF 5 PAGES

                                  SCHEDULE 13G


CUSIP NO.    755276102                                    PAGE  2  OF  5  PAGES
          ---------------

- --------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Trendalysis Securities, Inc. dba Prometheus Advisors
- --------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]

- --------------------------------------------------------------------------------
  3   SEC USE ONLY


- --------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
- --------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

       NUMBER OF                 21,000
        SHARES          --------------------------------------------------------
     BENEFICIALLY         6      SHARED VOTING POWER
       OWNED BY
         EACH                    220,500
       REPORTING        --------------------------------------------------------
        PERSON            7      SOLE DISPOSITIVE POWER
         WITH
                                 21,000
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 822,500
- --------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      843,500
- --------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


- --------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.28%
- --------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      CO
- --------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           PAGE  3  OF  5  PAGES


ITEM 1(A):    NAME OF ISSUER.

      ReadiCare, Inc.


ITEM 1(B):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

      446 Oakmead Parkway, Sunnyvale, California 94086


ITEM 2(A):    NAME OF PERSON FILING.

      Trendalysis Securities, Inc. dba Prometheus Advisors


ITEM 2(A):    ADDRESS OF PRINCIPAL BUSINESS OFFICE.

      1301 McKinney, Suite 3740, Houston, Texas 77010


ITEM 2(C):    CITIZENSHIP.

      Texas


ITEM 2(D):    TITLE AND CLASS OF SECURITIES.

      Common Stock, $.01 par value


ITEM 2(E):    CUSIP NUMBER.

      755276102


ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a)  [x]  Broker or Dealer registered under Section 15 of the Act
      (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
      (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act
      (d) [ ] Investment Company registered under section 8 of the Investment Company Act
      (e) [x] Investment Company Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13-1(b)(1)(ii)(F)
      (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                                           PAGE  4  OF  5  PAGES



ITEM 4:  OWNERSHIP.

      (a)  Amount Beneficially Owned                                 843,500
                                                                  --------------
      (b)  Percent of Class                                               10.28%
                                                                  --------------
      (c)  Number of shares as to which such person has
         (i)  sole power to vote or direct to vote                    21,000
                                                                  --------------
        (ii)  shared power to vote or to direct to vote              220,500
                                                                  --------------
       (iii)  sole power to dispose or direct disposition             21,000
                                                                  --------------
        (iv)  shared power to dispose or direct dispostion of        822,500
                                                                  --------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).


ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Certain other persons may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities that are subject to this statement but, to the knowledge of the reporting person, no such interest relates to more than five percent of the class of securities that are the subject of this statement.


ITEM 7: INDEMNIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not Applicable


ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable


ITEM 9:  NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable


ITEM 10: CERTIFICATION.

      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                           PAGE  5  OF  5  PAGES


      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                       TRENDALYSIS SECURITIES, INC.


July 24, 1995                     By:       /s/ A. Ronald Lerner
                                     -----------------------------------
                                                A. Ronald Lerner
                                                    President